RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES RESULTS
FOR THE THIRTEEN WEEK PERIOD ENDED MARCH 31, 2012

Pennsauken, NJ – May 1, 2012 -- RCM Technologies, Inc. (NASDAQ: RCMT) today announced financial results for the thirteen week period ended March 31, 2012.

The Company announced revenues of $38.2 million for the thirteen week period ended March 31, 2012, decreased from $38.7 million for the thirteen week period ended April 2, 2011 (comparable prior year period).  The Company had operating income of $1.8 million for the thirteen week period ended March 31, 2012 as compared to $2.1 million for the comparable prior year period. Net income for the thirteen week period ended March 31, 2012 was $1.1 million, or $0.08 per diluted share, as compared to net income of $1.2 million, or $0.09 per diluted share, for the comparable prior year period.

The Company announced that during the thirteen week period ended March 31, 2012, the Company repurchased 54,762 shares of its common stock under its existing common stock repurchase plan. The Company’s Board of Directors approved a share repurchase plan of up $7.5 million of the Company’s outstanding shares of common stock in February 2010, which plan has been extended through February 2013. Through April 30, 2012 the Company has purchased a total 680,646 shares under this plan for an aggregate of $3.2 million, an average price of $4.70 per share.

Leon Kopyt, Chairman and CEO of RCM, commented: “We are encouraged by our first quarter 2012 performance. The Engineering segment, despite procedural client delays in the release of projects to our Canadian Power Systems Group, experienced first quarter revenue growth of 2.8% as compared to the comparable prior year period. Excluding our Canadian Power Systems Group, the Engineering Segment posted revenue growth of 16.4% in the first quarter of 2012 as compared to the comparable prior year period. We believe the realization of revenue potential from recently executed Canadian Power Systems Group contracts is in a ramp-up phase, and we expect the new contracts to begin to contribute to revenue growth sometime during the second half of 2012.

The Information Technology segment continues to solidify its recovery progress that began in the fourth quarter of last year, as evidenced by sequential revenue growth of 9.1% in the first quarter of 2012 as compared to the fourth quarter of 2011. The Specialty Healthcare segment posted first quarter revenue growth of 7.3% as compared to the comparable prior year period.

We are excited about our future prospects for revenue growth in all three segments, and anticipate that we will begin to see measurable improvement as soon as the second half of 2012.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions.  These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	March 31, 2012	April 2, 2011
Revenues	$38,206	$38,706
Cost of services	27,921	27,656
Gross profit	10,285	11,050
Selling, general and administrative	8,231	8,684
Depreciation and amortization	278	309
Operating income	1,776	2,057
Other income (expense), net	33	(20)
Income before income taxes	1,809	2,037
Income tax expense	750	862
Net income	$1,059	$1,175

Diluted net earnings per share data	$0.08	$0.09

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$31,478	$28,417
Accounts receivable, net	$39,787	$39,031
Total current assets	$75,410	$73,229
Total assets	$88,091	$86,178
Total current liabilities	$15,163	$14,290
Total liabilities	$15,347	$14,517
Treasury stock (646,548 and 591,786 shares) at cost	$3,006	$2,713
Stockholders’ equity	$72,744	$71,661
Stockholder’s equity, per diluted share	$5.61	$5.45
Stockholder’s equity less goodwill and intangible assets	$65,241	$64,132
Stockholder’s equity less goodwill and intangible assets, per diluted share	$5.03	$4.88

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	March 31, 2012	April 2, 2011
Net income	$1,059	$1,175
Adjustments to reconcile net income to cash provided by operating activities	390	228
Changes in operating assets and liabilities
Accounts receivable	(681)	(475)
Transit accounts receivable	1,869	-
Prepaid expenses and other current assets	(197)	(277)
Accounts payable and accrued expenses	(275)	(86)
Transit accounts payable	(942)	-
Accrued payroll and related costs	1,429	973
Income taxes payable	601	370
Total adjustments	2,194	733
Cash provided by operating activities	$3,253	$1,908

Net cash used in investing activities	(147)	(110)
Net cash used in financing activities	(25)	(548)
Effect of exchange rate changes	(20)	(9)
Increase in cash and cash equivalents	$3,061	$1,241